Exhibit 3.2

RESTATED ARTICLES OF INCORPORATION

OF

GALECTIN THERAPEUTICS INC.

The undersigned, being the President and Chief Executive Officer of Galectin Therapeutics Inc., a corporation organized and existing under and by virtue of the laws of the State of Nevada DOES HEREBY CERTIFY THAT:

The Board of Directors of the corporation, by unanimous written consent of its members, filed with the minutes of the Board duly adopted a resolution setting forth a proposed restatement of the Articles of Incorporation of the corporation, which shall supersede the existing Articles of Incorporation of the corporation and all amendments and supplements thereto. The text of the Restated Articles of Incorporation is as follows:

ARTICLE I

Name

The name of the corporation shall be Galectin Therapeutics Inc.

ARTICLE II

Registered Agent

The name and address of the corporation’s registered agent in the state of Nevada is Corporation Trust Company of Nevada, 311 S. Division St., Carson City, NV, 89703.

ARTICLE III

Authorized Shares

The corporation shall have authority to issue an aggregate of 50,000,000 shares, which shall be common voting shares having a par value of $0.001 per share, and 20,000,000 undesignated shares having a par value of $0.01 per share. The Board of Directors may, from time to time, prescribe by resolution different classes or series of the undesignated shares, the number of shares of such class or series within the limit of the authorized undesignated shares and the voting powers, designations, rights, preferences, restrictions and the relative rights of said shares in each such class or series.

The series of designated shares prescribed by resolutions of the Board of Directors as of the date hereof are hereby incorporated by reference, such designated shares described as follows:

a.

Those certain 5,000,000 undesignated shares of capital stock designated for issuance as Preferred Stock Series A 12% Convertible Preferred Stock, par value of $0.01 per share and a stated value equal to $1.00, pursuant to that certain Certificate of Designation of Preferences, Rights and Limitations of Series A 12% Convertible Preferred Stock, as filed with the Nevada Secretary of State on the 5th day of October, 2007;

b.

Those certain 3,000,000 undesignated shares of capital stock designated for issuance as 900,000 shares of Series B-1 Convertible Preferred Stock and 2,100,000 shares of Series B-2 Convertible Preferred Stock, par value of $0.01 per share and a stated value equal to $2.00, pursuant to that certain Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock, as filed with the Nevada Secretary of State on the 26th day of January, 2011; and

c.

Those certain 1,000 undesignated shares of capital stock designated for issuance as Series C Super Dividend Convertible Preferred Stock (Varied Cumulative Convertible), par value of $0.01 per share and a stated value equal to $10,000, pursuant to that certain Certificate of Designation of Preferences, Rights and Limitations of Series C Super Dividend Convertible Preferred Stock (Varied Cumulative Convertible), as filed with the Nevada Secretary of State on the 30th day of December, 2010.

ARTICLE IV

Board of Directors

The number of directors of the corporation shall not be less than one or more than eleven, such number to be determined as provided in the corporation’s bylaws.

ARTICLE V

Limitation of Liability

No director or officer of the corporation shall be liable to the corporation or any of its stockholders for damages for breach of his or her fiduciary duty as a director or officer, except for:

a.	acts or omissions by such director or officer which involve intentional misconduct, fraud or a knowing violation of law, or

b.	the payment of any distribution to any stockholder of the corporation in violation of, and as provided under, Section 78.300 of the Nevada Revised Statutes.

ARTICLE VI

Restrictions on Transfer of Shares

No shares of the corporation’s outstanding capital stock may be sold, transferred or assigned without the written approval of the corporation until the earlier of May 1, 2003 or the 90th day following the date upon which the common shares of the corporation are registered under Section 12(g) of the federal Securities Exchange Act of 1934.

Executed by the below named President and Chief Executive Officer of the corporation on the 23rd day of May, 2012.

Galectin Therapeutics Inc.

/s/ Peter G. Traber
Peter G. Traber, M.D.
President and Chief Executive Officer